Exhibit 10.9

PRIVILEGED AND CONFIDENTIAL

February 13, 2012

Brian Lilly

[ADDRESS]

Dear Brian:

We are pleased to extend to you our offer to join NBH Holdings Corp. (the “Company”) as Chief Financial Officer of the Company, reporting to G. Timothy Laney, Chief Executive Officer of the Company (the “CEO”). Your start date is February 27, 2012 (the “Effective Date”). This letter (“Letter”) serves as confirmation of our offer subject to the contingencies listed below. You and the Company agree that your employment with the Company constitutes “at-will” employment and this employment relationship may be terminated at any time, upon written notice to the other party, for any reason, at the option either of you or the Company. The provisions of this Letter shall be construed in accordance with the internal laws of the State of Delaware, without regard to the conflict of law provisions of any state.

The key elements of your employment package are as follows:

1.	Location. Your principal office will be based at our offices in Denver, Colorado, however you will be expected to perform your duties at, and travel to, such other offices of the Company and its subsidiaries and controlled affiliates as required to fulfill your duties and obligations as Chief Financial Officer of the Company. You will be reimbursed for business travel and other business expenses in accordance with the Company’s standard corporate travel policy, as in effect from time to time.

2.	Annual Base Salary. You will be paid an annual base salary of $350,000 (“Annual Base Salary”), which will be reviewed by the compensation committee of the Company’s board of directors (the “Compensation Committee”) at least annually. The term Annual Base Salary as utilized in the Letter will refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary will be payable in monthly or more frequent installments in accordance with the Company’s customary payroll practices.

3.

Annual Bonus Opportunity. You will be eligible for an annual cash incentive opportunity with a target incentive award opportunity of 75% of your Annual Base Salary (the “Target Incentive Amount”) and a maximum incentive award opportunity of 150% of your Annual Base Salary based upon the attainment of performance criteria established by the CEO and approved by the Committee. Your annual cash incentive award, if any, will be paid by no later than March 15th of the year following the year during which the annual cash incentive award is earned.

4.	Initial Equity Award. As an inducement to commence employment with the Company, you will be granted the following equity awards under the Company’s 2009 Equity Incentive Plan (the “2009 EIP”):

(a)

As soon as practicable following the Effective Date, you will be granted a stock option to acquire 200,000 shares of company common stock (the “Stock Option Award”) under the 2009 EIP that, subject to the public listing of the Company’s common stock on a national securities exchange and your continued employment through the applicable vesting date, vests and becomes exercisable in three equal annual installments on each of the first, second and third anniversary of the date of grant. The Stock Option will have a ten-year term and will have an exercise price of $20.00 per share, provided that $20.00 is no less than the Fair Market Value (as defined in the 2009 EIP) of a share of Company common stock on the date of grant.

If the per share exercise price of the Stock Option Award is greater than $20.00, the Company will provide additional compensation to offset the difference between the economic value of the Stock Option Award with a per-share exercise price of $20.00 and the economic value of the Stock Option Award with the actual per share exercise price, as reasonably determined by the Committee. The Stock Option Award will be subject to the terms and conditions set forth in the 2009 EIP and the applicable award agreement.

(b)	As soon as practicable following the Effective Date, you will be granted 100,000 shares of restricted stock under the 2009 EIP (the “Restricted Stock Award”), 1/3 of the Restricted Stock Award (33,333 shares of restricted stock) vests based solely on the passage of time (the “Time-Vesting Restricted Stock”) and 2/3 of the Restricted Stock Award (66,667 shares of restricted stock) vests based on the passage of time and the achievement of performance goals based on specified per share prices of Company common stock (the “Performance-Vesting Restricted Stock”). In each case subject to the public listing of the Company’s common stock on a national securities exchange and your continued employment through the applicable vesting date, (i) the Time-Vesting Restricted Stock vests in full on the second anniversary of the date of grant and (ii) (A) 1/3 of the Performance-Vesting Restricted Stock vests on the later of the first anniversary of the date of grant and the Company’s share price exceeding $28.00 for a specified period of time, (B) 1/3 of the Performance-Vesting Restricted Stock vests on the later of the second anniversary of the date of grant and the Company’s share price exceeding $32.00 for a specified period and (C) 1/3 of the Performance-Vesting Restricted Stock vests on the later of the third anniversary of the date of grant and the share price exceeding $34.00 for a specified period of time. Any unvested shares of Performance-Vesting Restricted Stock will be forfeited on the tenth anniversary of the date of grant. The Time-Vesting Restricted Stock and the Performance-Vesting Restricted Stock will be subject to the terms and conditions set forth in the 2009 EIP and the applicable award agreements.

5.	Severance Protection.

(a)

Prior to or More than Two Years Following a Change in Control. If your employment with the Company is terminated (i) by the Company other than for “Cause” (as defined in the 2009 EIP), death or Disability (as defined in the 2009 EIP) or (ii) by you for “Good Reason” (as defined below), you will receive a lump-sum cash payment, on the date that is 60 days after the effective date of your termination of employment, equal to the sum of (A) your Annual Base Salary and (B) your Target Incentive Amount as in effect immediately prior to the termination of your employment, provided that prior to such time you have executed, delivered and not revoked a release of claims against the Company and its affiliates in the form prepared by the Company. For purposes of this Letter, “Good Reason” means, in the absence of your written consent, (i) a material diminution in your Annual Base Salary, (ii) the assignment to you of duties that are materially inconsistent with your position, duties or responsibilities, or any other action by the Company which results in a material diminution in such position or the duties or responsibilities customarily associated with such position in a company of the size and nature of the Company or (iii) any other material breach of this Letter. In order to invoke a termination for Good Reason, you will provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 30 days following your knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company will have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, your “separation from service” (within the meaning of Section 409A (as defined below)) must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Notwithstanding the foregoing, payments under this paragraph 5(a) are subject to any delay that is required by Section 409A as described in the Tax Matters provision in paragraph 11 of this Letter.

(b)	Following a Change in Control. If, during the two-year period immediately following a Change in Control of the Company (as defined in the 2009 EIP), your employment with the Company is terminated (i) by the Company other than for Cause, death or Disability or (ii) by you for Good Reason, in each case within two years immediately following a “Change in Control” (as defined in the 2009 EIP) of the Company, you will receive a lump-sum cash payment, on the date that is 60 days after the effective date of your termination of employment, equal to two times the sum of (A) your Annual Base Salary and (B) your Target Incentive Amount as in effect immediately prior to the termination of your employment, provided that prior to such time you have executed, delivered and not revoked a release of claims against the Company and its affiliates in the form prepared by the Company. Notwithstanding the foregoing, payments under this paragraph 5(b) are subject to any delay that is required by Section 409A as described in the Tax Matters provision in paragraph 11 of this Letter.

6.	Employee Benefits. You will be eligible to participate in all health and welfare and retirement and savings programs on a basis commensurate with the participation of other senior executives of the Company in such programs, in accordance with the applicable terms and conditions of such programs in effect from time to time.

7.	Relocation. In connection with your relocation from your current residence to Denver, Colorado, you will be provided with relocation benefits provided under the Company’s Executive Relocation Policy.

8.	Company Policies; Regulatory and Licensing Requirement. You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of the Company, as each policy is adopted or amended from time to time. By signing this Letter you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position, including passing the appropriate exams or transferring existing license(s), if any, or completing any registration requirements, within any reasonable time limits imposed by the Company, and your compliance with applicable regulatory, registration and licensing.

9.	Restrictive Covenants.

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Confidentiality. You agree that, during your employment with the Company and at all times thereafter, you will hold for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of the affiliates, and their respective businesses, which has been obtained by you during your employment by the Company, and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter). Except in the good faith performance of your duties for the Company, you will not, without the prior written consent of the

Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

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Non-Solicitation. You agree that, while you are employed by the Company and during the one-year period following the termination of your employment with the Company (the “Restricted Period”) for any reason, you will not directly or indirectly, (i) solicit any individual who is, on the date of termination of your employment (or was, during the six-month period prior to such date), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or one of its affiliates, (ii) initiate discussions with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of your employer or (iii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any its affiliates to cease doing business with the Company or such an affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its affiliates, on the other hand.

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Non-Competition. You agree that, during the Restricted Period, you will not engage in Competition (as defined below). You will be deemed to be engaging in “Competition” if you, directly or indirectly, anywhere in [Indiana, Illinois Iowa, Minnesota, North Dakota, South Dakota, Nebraska, Kansas, Oklahoma, Missouri, Texas, New Mexico, Colorado, Wyoming and Montana], own, manage, operate, control or participate in the ownership, management, operation or control of or are connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any business (whether through a corporation or other entity) engaged in the commercial banking business or in any other financial services business that is competitive with any portion of the business conducted by the Company or any of its affiliates. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

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Enforcement; Remedies. You understand that the provisions of this paragraph 9 may limit your ability to earn a livelihood in a business similar to the business of the Company, but you nevertheless agree that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration and are not unduly burdensome to you. You further agree that the Company would be irreparably harmed by any actual or threatened breach of the covenants in this paragraph 9 and that, in addition to any other remedies at law including money damages and the right to withhold payments otherwise due to you, the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this Letter in any court which may have competent jurisdiction over the matter in a dispute pending arbitration as described in paragraph 11 below. With respect to any provision of this paragraph 9 finally determined by a court of competent jurisdiction to be unenforceable, you hereby agree that a court shall have jurisdiction to reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law. If any of the covenants of this paragraph 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

10.	Representations. You represent and warrant to the Company that, as of the Effective Date, you are not a party to any agreement, written or oral, containing any non-competition or non-solicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform this or any other position with the Company or any of its affiliates.

11.	Miscellaneous.

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Entire Agreement; Amendment. This Letter shall supersede any other agreement or understanding, written or oral, with respect to the matters covered herein. This Letter may not be amended or modified otherwise than in writing signed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this Letter if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction. In the event such modification has a material adverse impact upon the employment benefits you received under this Letter agreement, the Company and you will cooperate diligently and in good faith to amend the terms of this Letter to preserve your employment benefits under this Letter.

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Severability. The invalidity or unenforceability of any provision of this Letter will not affect the validity or enforceability of any other provision of this Letter, and this Letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

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Tax Matters. The Company may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. It is intended that the payments and benefits provided under this Letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this Letter shall be interpreted accordingly. Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment under this Letter will be treated as a separate payment for purposes of Section 409A. All payments that constitute nonqualified deferred compensation under Section 409A that are to be made upon a termination of employment under this Letter may only be made upon a “separation from service” under Section 409A of the Code. If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Company as in effect on your date of termination), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death). If the compensation and benefits provided under this Letter would subject you to taxes or penalties under Section 409A, the Company and you will cooperate diligently to amend the terms of this Letter to avoid such taxes and penalties, to the extent possible under applicable law; provided that, in no event shall the Company be responsible for any Section 409A taxes or penalties that arise in connection with any amounts payable or benefits provided under this Letter or otherwise.

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Dispute Resolution. Any controversy or claim arising out of or relating to this Letter or the breach of this Letter (other than a controversy or claim arising under paragraph 9 of this Letter) that is not resolved by you and the Company will be submitted to arbitration in a location selected by the Company in accordance with Delaware law and the procedures of the American Arbitration Association. The determination of the arbitrator will be conclusive and binding on you and the Company and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction.

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Successors. This Letter is personal to you and without the prior written consent of the Company will not be assignable by you. This Letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This Letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

•	Headings. The headings in this Letter are for convenience of reference only and do not affect the interpretation of this Letter.

•	Counterparts. This Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

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Brian, we are looking forward to you joining the Company. We are excited about the important contributions you will make to the Company and look forward to your acceptance of our offer.

To accept, sign below and return this Letter to my attention.

Sincerely,

NBH Holdings Corp.

By:	/s/ G. Timothy Laney
Name: G. Timothy Laney
Title: Chief Executive Officer

Accepted and agreed to this

            day of February 2012.

/s/ Brian F. Lilly
Brian F. Lilly